Exhibit 99.2

UNITED                                                                     News Release

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For Immediate Release

UAL REPORTS JULY MONTHLY OPERATING RESULTS
Reports $35 Million Earnings from Operations

July System Unit Revenue Improves 10%

Reports Positive Cash Flow and EBITDAR for July

Meets DIP Covenant for Sixth Consecutive Month

CHICAGO, August 25, 2003 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its July Monthly Operating Report (MOR) with the United States Bankruptcy Court, and reported that the Company earned $35 million from operations in July, continued to generate positive cash flow during the month and met the requirements of its debtor-in-possession (DIP) financing for the sixth straight month.

            United's executive vice president and chief financial officer, Jake Brace, said, "United is continuing to deliver major cost reductions and is now coupling that effort with significant unit revenue improvement. United's systemwide unit revenue improved 10% year-over-year, well ahead of the industry average for the month. All of us at United are very proud of the solid progress we are making. As we continue to successfully bring down cost and improve revenue, we are building the momentum to emerge from Chapter 11 as a much more focused, efficient and flexible business for the long term. We know there is still much work to be done, but United is moving steadily in the right direction."

            Brace added, "United's cash balance increased by an average of about $4 million a day in July, excluding a quarterly retroactive wage payment to IAM members, allowing us to maintain our strong cash position. We met the requirements of our DIP agreements for the sixth time, and expect to meet our DIP covenant for August as well."

            The Company reported earnings from operations of $35 million in July, a significant turnaround from July 2002. The Company also reported non-operating expenses of $148 million, which included $105 million in reorganization expenses. The majority of reorganization expenses were non-cash items resulting from the rejection of aircraft. Excluding reorganization expenses, United recorded a net loss of $7 million for July.

            UAL again improved its cash position for the month and reported an increase in cash of approximately $48 million for July, ending the month with a cash balance of approximately $2.3 billion, which included $714 million in restricted cash (filing entities only). UAL began July with a cash balance of approximately $2.3 billion, which included $674 million in restricted cash (filing entities only). Excluding a quarterly retroactive wage payment to IAM members of $63 million, the company's cash balance increased approximately $111 million for the month or approximately $4 million per day.

            United met the requirements of its covenants for DIP financing in July. As part of its DIP financing agreements, United's lenders required the Company to achieve a cumulative EBITDAR (earnings before interest, taxes, depreciation, amortization and aircraft rent) loss of no more than $448 million between December 1, 2002 and July 31, 2003.

 United Continues to Deliver Strong Operational Performance

            Pete McDonald, United's executive vice president - Operations, said, "United employees throughout the organization continue to deliver the great service and superior product our customers want. Despite the challenges of bad travel weather across the Midwest and along much of the Eastern seaboard, United's departure completion rate for July was 98.7%, and 80.9% of United's flights arrived within 14 minutes of schedule. The Company is maintaining its lead in the industry for on-time performance for the last 12 months." United's passenger load factor for July of 82.9% is an all-time record for the Company, topping the 82% record load factor recorded for June.

Focus on Revenue Continues with Innovative, Aggressive Program

            United's executive vice president - Customer, John P. Tague said, "United is continuing with an innovative and aggressive program of sales and marketing. In July, we introduced our 'Fly the World for Free' offer for business travelers, with advertising in 22 countries in 11 languages. The enthusiastic response from customers has exceeded our expectations and we will continue with similar programs over the next several months to capitalize on United's core competitive strengths."

            United and United Express operate more than 3,300 flights a day on a route network that spans the globe. News releases and other information about United may be found at the company's website at www.united.com.

Safe Harbor Statement. Certain information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect UAL Corporation's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of UAL Corporation and its subsidiaries (collectively, the "company") that may cause the actual results of the company to differ materially from any future results expressed or implied in such forward-looking statements. Such factors include, but are not limited to, the following: the company's ability to continue as a going concern; the company's ability to operate pursuant to the terms of its debtor-in-possession facility; the company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the company's ability to achieve necessary reductions in labor costs; the company's ability to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the company's liquidity or results of operations; the cost and availability of financing; the company's ability to execute its business plan; the company's ability to attract, motivate and/or retain key employees; the company's ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the cost and availability of aircraft insurance; the cost of aviation fuel; the cost associated with existing or future security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; consumer perceptions of the company's products; weather conditions; and other risks and uncertainties set forth from time to time in UAL Corporation's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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